Exhibit 5.1

McCarter & English, LLP

August 15, 2011

Galectin Therapeutics Inc.

7 Wells Avenue

Newton, Massachusetts 02459

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Galectin Therapeutics Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company, on the date hereof, under the Securities Act of 1933 for the purpose of registering 9,100,000 shares of its common stock, par value $.001 per share (the “Shares”), that may hereafter be issued pursuant to: (1) a warrant granted to Peter G. Traber, M.D., dated August 3, 2010 (the “Warrant”); (2) an option grant to Peter G. Traber, M.D. made pursuant to a Non-Qualified Stock Option Agreement, dated March 7, 2011 (the “March Grant Agreement”); (3) an option grant to Peter G. Traber, M.D. made pursuant to a Non-Qualified Stock Option Agreement, effective May 26, 2011 (the “May Grant”); and (4) an option grant to James C. Czirr made pursuant to a Non-Qualified Stock Option Agreement, effective June 28, 2011 (the “June Grant” and, collectively with the Warrant, the March Grant and the May Grant, the “Plans”).

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McCarter & English, LLP